SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [X]   Definitive Additional Materials
     [ ]   Soliciting Material Under Rule 14a-12


                       LONE STAR STEAKHOUSE & SALOON, INC.
                (Name of Registrant as Specified in its Charter)

                                 GUY W. ADAMS

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify tNhe filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: Guy W. Adams
     4)     Date Filed: June 29, 2001



Lone Star's 2001 annual shareholder meeting will take place on July 6, 2001 at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, 9:00 a.m. local time.


Vote the GOLD Proxy for Guy Adams.


Below is a partial summary of events related to Mr. Adams' proxy contest for election to the Board of Lone Star Steakhouse:


JUNE 28,   PROXY MONITOR ENDORSES THE CANDIDACY OF MR. ADAMS FOR ELECTION TO
LONE STAR'S BOARD OF DIRECTORS. Proxy Monitor provides proxy research, voting and auditing services to pension funds and their investment managers, serving over 150 institutional clients, encompassing over 20,000 companies. WITH THIS ENDORSEMENT, BOTH OF THE MAJOR INDEPENDENT FIRMS REVIEWING THE RESPECTIVE CANDIDACIES OF MR. ADAMS AND MR. COULTER HAVE NOW ENDORSED MR. ADAMS OVER MR. COULTER. Excerpts from the Proxy Monitor report state:

When it came right down to it, notwithstanding any positive affects of certain of management's decisions and strategies, we ultimately asked and answered two questions:

1)    Has the board done its job well?
2) Could Mr. Adam's membership on the board enhance shareholders' long-term interests?

To the first question, we answered no. Not in terms of its compensation decisions, not in terms of its governance practices, and certainly not in terms of fully appreciating its fiduciary role nor respecting the shareholder franchise (including those "activist pension funds" with "unknown political agendas"). Indeed, we believe that management's over-the-top response to Mr. Adam's exercise of his ownership rights lends itself to support the dissident's concerns about the board's commitment to an impartial and high-quality decision-making process, not to mention its good judgment.

To the second question, we answered yes. Mr. Adams is not seeking to gain control of the board or to push an agenda that management describes as different from other shareholders. Quite simply, Mr. Adams is seeking to ameliorate shareholders' rights on a rather basic level - by respecting proper governance practices and by restoring accountability. Furthermore, we are not swayed by management's assertion that Mr. Adam's membership would "disrupt" or "destroy the progress that Lone Star has achieved."

Accordingly, we recommend that shareholders DISCARD the WHITE proxy card, and vote FOR Mr. Adams using the GOLD proxy card.

Proxy Monitor also finds that Mr. Adams has respectable credentials.


JUNE 28, Lone Star files proxy materials with SEC, among other things, touting stock performance over the past six months, and ignoring five-year results.

According to New York Times columnist Gretchen Morgenson, A shareholder who invested $100 in the stock in December 1995 had $22.08 at the end of 2000. The Standard & Poor's restaurant index rose almost 52 percent during the period.

According to Proxy Monitor, Nonetheless, it is undeniable that Lone Star's long-term shareholders have suffered considerable losses. As of December 26, 2000, five-year total shareholder returns for Lone Star was -26.1%, which was far worse than comparable returns of 8.7% for its peers and 22.6% for its market index.

According to ISS, According to Bloomberg Business News as of May 31, 2001, the company's stock has posted negative returns and underperformed both the S&P 400 Midcap Restaurants Index (peer index) and the S&P 400 Midcap Index based on three-year and five-year annualized returns.


JUNE 28, Adams files corrective statement with the SEC as required by the Court regarding information in his April 9 Proposed Letter to Shareholders.


JUNE 27, William B. Greene, an Independent Director of Lone Star, is quoted by PR Newswire as justifying salary and benefits increases to Mr. Coulter and other senior executives by saying, If we expect to perform in the mid-cap restaurant chain group we have to pay our upper management that amount.


JUNE 27, Standard and Poor's announces that it is removing Lone Star from the S&P MidCap 400 Index and Lone Star will instead be added to the S&P SmallCap 600 Index.


JUNE 26,   INSTITUTIONAL SHAREHOLDERS SERVICES (ISS) ENDORSES THE CANDIDACY OF
MR. ADAMS FOR THE ELECTION TO LONE STAR'S BOARD OF DIRECTORS. ISS is the world's leading provider of proxy voting and corporate governance services, serving more than 700 clients world worldwide. Excerpts from the ISS report state:

The critical issues for shareholders to consider are whether or not management is accountable to shareholders, whether or not management has taken the necessary steps to turn the company around, and whether or not Mr. Adams can be an influential factor in improving the company's overall performance. One cannot easily dismiss the fact that the company's operational performance was poor over the last five years and the company underperformed its peers over this period.

Governance is an important issue in this contest and cannot be overlooked simply because management is attempting to turn the company around.

ISS concludes their Proxy Analysis by stating, On balance, ISS believes that the board needs to be more accountable to shareholders and Mr. Adams may provide the necessary influence to facilitate this matter. ISS believes that shareholders should support the dissident nominee, Mr. Adams.


Lone Star issues press release attacking ISS's decision to endorse Guy Adams as being Irresponsible.


JUNE 25,   U.S. District Court of Kansas rules, in response to Lone Star motion seeking preliminary injunction, that Lone Star has failed to prove that there are undisclosed participants in Guy Adams' campaign. The Court rebuffs the efforts of Lone Star to stop Mr. Adams' proxy solicitation and to invalidate proxies already voted in his favor. The Court also instructs Mr. Adams to file certain corrective statements with the SEC regarding certain
disclosure items in his April 9, 2001 Proposed Letter To Shareholders.   That
letter, although never mailed to shareholders, was filed with the SEC and is determined by the Court to have been erroneous in certain respects.


JUNE 24, The NEW YORK TIMES publishes an article concerning this proxy contest stating, One might expect Lone Star management to make nice to its shareholders. Instead, it is poking them in the eye with a cattle prod. Furthermore, the article notes that, During the biggest bull market in history, the stock of Lone Star, the Wichita restaurant chain, only sank. A shareholder who invested $100 in the stock in December 1995 had $22.08 at the end of 2000. The Standard & Poor's restaurant index rose almost 52 percent during the period.

(See article online:  www.nytimes.com  search keyword Lone Star).


JUNE 21,   COUNCIL OF INSTITUTIONAL INVESTORS - representing 120 public, corporate and union pension funds and 90 money managers and investment professionals, representing more than $2 trillion of pension funds - sends letter to Lone Star and its Directors stating, in part:

Since a company may tap into potentially deep corporate coffers - shareholders' money - to fund legal efforts, its resources may far outstrip those of dissenting investors. As a result, it's important that directors monitor the company's responses to opposing shareholders and make certain that the corporate resources aren't being wasted and that the courts aren't being used as roadblocks to shareholders votes on uncomfortable issues.

Our concerns were heightened in this case because of reports that Lone Star sought extensive and intrusive discovery from Mr. Adams and dug into largely irrelevant past matters, such as his divorce. That kind of tactic can deter shareholders form voicing important issues through the proxy solicitation system.


JUNE 18,   Guy Adams mails letter and proxy cards to Lone Star's shareholders.


JUNE 15, the Federal District Court of Kansas rules that Adams can be sued by Lone Star in Kansas, even though Adams neither resides nor does business in that state. This result forces Adams to incur significantly increased costs and expenses since he must continue to retain separate counsel in Kansas, and travel to Kansas to take part personally in Court hearings.


JUNE 5, Lone Star takes deposition of Guy Adams in regards to discovery in its lawsuit.


JUNE 4,  Mr. Adams files amended Definitive Proxy and Letter to Shareholders.


MAY 31, Lone Star responds to Adams' request for Shareholders list. Lone Star refuses to provide the Shareholder list and instead offers to mail his material themselves as provided for in the SEC rules. However, Lone Star states Mr. Adams' cost of such mailing will be between $29,594 and $38,193, depending upon weight. This mailing cost comes to $3.61 and $4.66 per letter. Mr. Adams' own cost for such mailings through ADP/ ICS was estimated to be $10,357.


MAY 24, Lone Star takes deposition of Ted White with CalPERS in regards to discovery in its lawsuit against Adams.


MAY 23, Mr. Adams request a Shareholder List from Lone Star to mail his materials to Shareholders.


MAY 18, Lone Star files its Definitive Proxy Statement.


MAY 11, Mr. Adams files a motion for dismissal of Lone Star's lawsuit for lack of jurisdiction with the Federal District court in Wichita, Kansas.


MAY 4, Mr. Adams files an Amended Letter to Shareholders to address some of the concerns expressed by Lone Star in its lawsuit.


MAY 1, Lone Star Steakhouse files its Preliminary Proxy stating, among other things:

i)  The annual meeting will be held on July 6, 2001 in Austin, Texas

ii) There is a shareholder proposal to promptly auction off the Company, by any appropriate process the Board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both.


APRIL 25, Lone Star files an amended Form 10-K/A, which includes an Acknowledgement Letter between the Company and certain employees, clarifying portions of the financial terms in their Change of Control Agreements dated January 3, 2001.


APRIL 20,  Lone Star files a lawsuit against Mr. Adams in Federal District
Court in Wichita, Kansas.   The Complaint alleges that Mr. Adams and others
are conducting an unlawful proxy solicitation by, among other things, failing to disclose unnamed "participants" who are providing financial support for Mr. Adams' efforts, by making false and materially misleading statements regarding the Company and its Change of Control Agreements, and by making false and materially misleading statements regarding alleged "support" garnered by Mr. Adams.


APRIL 18, Lone Star responds to Adams' two previous letters requesting their comments, by stating, among other things, they were, ...in the process of preparing a response to your SEC filings and the charges contained therein. We intend to do so in a manner that is appropriate and complete.


APRIL 17, Lone Star's independent Directors meet with CalPERS in Sacramento, CA and discuss, among other things, the Change of Control Agreements. CalPERS follows up the meeting with a letter to Lone Star's independent Directors stating:

The Change in Control Agreements in their entirety appear to be designed to unjustly enrich management at the expense of shareholders.


APRIL 13, Mr. Adams mails a second letter to Lone Star seeking verification of material in his Proposed Letter to Shareholders.


APRIL 9, Mr. Adams filed additional Definitive Proxy materials, which included a Proposed Letter to Shareholders depicting his understanding of the Change of Control Agreements and its financial consequences upon the Company.


APRIL 6, Mr. Adams mails Lone Star a copy of his Proposed Letter to Shareholders, requesting the Company to review for, any inaccuracies in it, please let us know at once so that if appropriate, we can correct it.


MARCH 26, Lone Star Steakhouse filed its 10-K Annual Report, which included as exhibits, Change of Control Agreements dated January 3, 2001 with certain members of Management.


MARCH 16,  Mr. Adams filed his Definitive Proxy materials with the SEC.


FEBRUARY 23,  Mr. Adams filed his Preliminary Proxy materials with the SEC.


FEBRUARY 22, Mr. Adams mails an amended notice to Lone Star of his intent to run as a Director at the 2001 annual meeting.


FEBRUARY 19, Mr. Adams mailed notice to Lone Star of his intent to run as a Director at the 2001 annual meeting.


e-mail us at voteadams2001@yahoo.com


* * * * * * * * * * * *

CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies (Participants) are :
Guy W. Adams. Mr. Adams has filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the Participant may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of Lone Star Steakhouse & Saloon. The Definitive Proxy Statement contains important information, including additional information about Mr. Adams and his nomination for election to the Lone Star Board of Directors. You should read the Definitive Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at (http://www.sec.gov) or by requesting a copy from Guy W. Adams 550 South Hope Street, Ste 1825, Los Angeles, CA 90071.